Exhibit 10.69
CONSULTING AGREEMENT
     AGREEMENT, dated as of January 2, 2007 between CapitalSource Inc. (the “Company”) and Jason M. Fish (the “Consultant”).
     WHEREAS, the Company desires to obtain the consulting services of the Consultant as an independent contractor; and
     WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the consulting relationship of the Consultant with the Company.
     NOW, THEREFORE, it is AGREED as follows:
     1. Engagement.
          (a) During the term of this Agreement (as set out in Section 4 hereof), the Consultant shall be expected to devote up to five (5) hours per week to assist in such matters as requested by the Company’s Chairman and Chief Executive Officer, including participating in the Office of the CEO or such other similar executive committee comprising Company senior management.
          (b) Except as set forth in the Company’s Code of Business Conduct and Ethics as applicable to the Consultant in his capacity as a director of the Company, there will be no restrictions to the Consultant’s outside activities during the time that the Consultant is not providing services to the Company.
     2. Compensation and Expenses.
          (a) The Consultant, while serving as a director of the Company, shall be paid the same compensation and receive the same benefits as the Company’s non-employee directors.
          (b) The Company shall also provide the following benefits to the Consultant: (i) use of the Company’s technology platform, including e-mail and cell phone (Blackberry); (ii) access to all of the Company’s resources for any purpose germane to the Company’s business; (iii) reimbursement of all out-of-pocket expenses incurred on behalf of the Company; (iv) if the Consultant elects COBRA coverage, payment by the Company of the Company’s portion of the medical benefits plan premiums until the earlier of termination of this Agreement or the COBRA benefit; and (v) use of an office, including a parking space, and an assistant for matters relating solely to the Company or personal matters to the extent customary for a non-employee director and/or consultant; provided, however, that to the extent these services are used for matters other than those previously described, then the Consultant will reimburse the Company for such portion of the services.
     3. Board Membership. During the term of this Agreement, the Company shall recommend to the Nominating and Corporate Governance Committee that the Consultant be nominated for election to the Company’s Board of Directors (the “Board”) as Vice Chairman of the Board at each annual meeting at which the Consultant’s class stands for reelection.
     4. Term. The term of this Agreement shall be for one year commencing on January 2, 2007. This Agreement shall automatically renew at the end of the term and each term thereafter as long as the Consultant remains a director of the Company and is not a full-time employee of another business.

     5. Confidentiality and Non-Disclosure. The Company and the Consultant acknowledge and agree that during the term of this Agreement the Consultant will have access to and may assist in developing Company Confidential Information (as defined below). During and after the term of this Agreement the Consultant will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of the Consultant’s duties with the Company as determined reasonably and in good faith by the Consultant. Anything herein to the contrary notwithstanding, the provisions of this Section 5 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Consultant to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Consultant’s violation of this Section 5; or (iv) as to information that is or becomes available to the Consultant on a non-confidential basis from a source which is entitled to disclose it to the Consultant.
     For purposes of this Section 5, the term “Company Confidential Information” shall mean information known to the Consultant to constitute trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between the Company and an existing or pending client or customer, in each case, received by the Consultant in connection with his duties with the Company. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Consultant’s service to the Company or information publicly available or generally known within the industry or trade in which the Company competes, shall not be considered Company Confidential Information.
     6. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that consent shall not be required for the Company to assign its rights and obligations hereunder to its successor in interest.
     7. Amendment; Modification; Waiver. No amendments or additions to this Agreement shall be binding unless in writing and signed by both of the parties hereto. No delay or failure at any time on the part of the Company in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of the Company thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     8. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
     9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     10. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (i) If to the Company:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attn: Chief Legal Officer
Facsimile Number: 301-841-2380
     (ii) If to the Consultant:
Jason M. Fish
Address last shown on the Company’s records
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein.
     12. Independent Contractor Status. The Consultant shall have sole control of the manner and means of performing his services under this Agreement and shall complete such services in accordance with his own means and methods of work. The parties intend that the Consultant shall be an independent contractor, self-employed individual and that the Consultant shall be responsible for the payment of applicable income and self-employment taxes with respect to his compensation under this Agreement.
     13. Compliance with Legal Requirements. Unless otherwise provided in Section 2 hereto, the Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant. The Consultant shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.
     14. Governing Law. This Agreement shall be governed by the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in their name and on their behalf as of the date first above written.

CAPITALSOURCE INC.

By:	/s/ STEVEN A. MUSELES

Name: Steven A. Museles Title: Executive Vice President

CONSULTANT

/s/ JASON M. FISH

Jason M. Fish